Exhibit 10.26

This Rescission and Release Agreement is made and entered into this 25th day of October, 2004, by and among American Business Corporation f/k/a Logistics Management Resources, Inc., a publicly owned Colorado corporation with offices at 477 Madison Avenue, 12th Floor, New York, NY 10022 (“AMBC”), Y2 Ultra-Filter, Inc., a Wyoming corporation with offices at 1735 Sheridan Ave, Suite 222, Cody, Wyoming 82414 (“Y2”), Midwest Merger Management, LLC, a Kentucky limited liability company with offices at 10602 Timberwood Circle, #9, Louisville, Kentucky 40223 (“MMM”), and The Huff Grandchildren Trust, a trust organized under the laws of the State of Kentucky with offices at 10602 Timberwood Circle, #9, Louisville, Kentucky 40223 (the “Trust”). AMBC, Y2, MMM and the Trust are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, AMBC and Y2 are parties to a Purchase and Contribution Agreement dated as of April 28, 2004 (the “P and C Agreement”); and

WHEREAS, AMBC, Y2, MMM and the Trust are parties to Amendment No. 1 to the P and C Agreement dated as of June 30, 2004 changing the same to a License and Joint Venture Agreement and materially modifying the terms and conditions of the P and C Agreement (the “Amendment”); and

WHEREAS, the Parties have concluded that it is in their respective best interests to rescind the P and C Agreement and the Amendment and to return the Parties to the position they were in prior to April 28, 2004; and

WHEREAS, for convenience, the capitalized terms used herein shall have the same meaning as in the Amendment.

NOW, THEREFORE, for Ten ($10) Dollars and other good and valuable consideration, the receipt and sufficiency of which are each hereby acknowledged, the Parties agree as follows:

ARTICLE I

RESCISSION

1.1 Rescission of the P and C Agreement and the Amendment. The Parties hereby rescind the P and C Agreement and the Amendment nunc pro tunc to the dates thereof in accordance with the provisions of the laws of the states of Colorado, Wyoming, New York and Kentucky.

1.2 Return of Shares. Simultaneously with the execution of this Agreement, Y2 shall return to AMBC a certificate or certificates representing an aggregate of Twenty-Seven Million (27,000,000) shares of AMBC’s common stock, $.001 par value per share that comprised the Initial Share Consideration for the Amendment. All certificates shall either be endorsed in blank with Medallion signature guaranteed or accompanied by a stock and bond power endorsed in blank with Medallion signature guaranteed; and shall be accompanied by a resolution of the Board of Directors of Y2 authorizing the return and cancellation thereof.

1.3 Cancellation of Options. Y2 hereby agrees and consents to the cancellation of: (i) the 66 month First Option to purchase Nineteen Million and Eight (19,000,008) shares of AMBC’s common stock, $.001 par value per share at an exercise price of $.10 per share; (ii) the 66 month Second Option to purchase an additional Twenty Million (20,000,000) shares of AMBC’s common stock, $.001 par value per share at a price equal to the average closing price of AMBC’s common stock in the OTC Bulletin Board Market for the last three trading days of the applicable calendar quarter immediately prior to their issuance; and (iii) the call option MMM granted to Y2 to call a number of shares of AMBC’s common stock equal to fifty percent (50%) of the number of issued and outstanding common stock equivalents of AMBC’s preferred stock, $.001 par value per share, held by MMM, the Trust or any affiliate of either, at a price to be determined by an appraiser located within the State of Kentucky within sixty (60) days of the notice of Y2’s call. The foregoing are hereinafter collectively referred to as the “Options”.

1.4 Release of Interest in the Joint Venture. Y2 hereby acknowledges that in furtherance of the terms of the Amendment AMBC and/or MMM caused the due formation of Delaware limited liability company under the name A.I.R. Filters, LLC. Accordingly, and simultaneously with the execution of this Agreement, Y2 hereby releases any claim of right, title or interest in or to the LLC.

1.5 Release of Interest in the Rights. AMBC, MMM and the Trust hereby release any claim of right, title or interest in or to the Rights to market, distribute and sell the Licensed Products into the Market utilizing the Patents and know how comprising the Technology.

ARTICLE II

MUTUAL AND FINAL RELEASES

2.1 Release of Y2 by AMBC, MMM and the Trust. For and in consideration of the above and foregoing premises and the mutual covenants, promises and agreements contained herein, AMBC, MMM and the Trust hereby jointly and severally release, acquit and forever discharge Y2, as well as Y2’s officers, directors, shareholders, affiliates, successors and assigns, if any, from and against any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever which they now have or may hereafter have arising out of or relating to the P and C Agreement and the Amendment.

2.2 Release of AMBC, MMM and the Trust by Y2. For and in consideration of the above and foregoing premises and the mutual covenants, promises and agreements contained herein, Y2 hereby releases, acquits and forever discharges AMBC, MMM and the Trust as well as their respective officers, directors, managers, members, beneficiaries and trustees from and against any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever which they now have or may hereafter have arising out of or relating to the P and C Agreement and the Amendment.

2.3 Final Settlement. The Parties each hereby jointly and severally acknowledge, understand and agree that they are aware that they or their attorneys may hereafter discover facts different from or in addition to the facts which they now know or believe to be true, but that it is their intention to fully, finally, absolutely and forever settle any and all claims, disputes and differences which now exist, may exist or may have existed between them and arising out of or relating to the P and C Agreement and the Amendment, and that in furtherance of such intention, the general and other releases given herein shall be and remain in effect as full and complete releases, notwithstanding any mistake of fact or the discovery of any different or additional facts.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties of Y2. Y2I hereby represents and warrants to MMM, AMBC and the Trust as follows: (i) All necessary action has been taken to make this Agreement a legal, valid and binding obligation of Y2, and this Agreement is enforceable in accordance with its terms and conditions; and (ii) The execution and delivery of this Agreement and the performance by Y2 of its obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which Y2 is a party.

3.2 Representations and Warranties of MMM, AMBC and the Trust. MMM, AMBC and the Trust hereby jointly and severally represent and warrant to Y2 as follows: (i) All necessary action has been taken to make this Agreement a legal, valid and binding obligation of MMM, AMBC and the Trust, and this Agreement is enforceable in accordance with its terms and conditions; and (ii) The execution and delivery of this Agreement and the performance by MMM, AMBC and the Trust of their respective obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which either MMM, AMBC and the Trust are a party.

ARTICLE IV

MISCELLANEOUS

4.1 Entire Agreement; Modification. This Agreement sets forth and constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by any Party to any other concerning the subject matter hereof and/or the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of the Parties hereto.

4.2 Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions are omitted.

4.3 Governing Law. This Agreement shall be deemed to have been made in and shall be governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the place of domicile or residence of any Party. All Parties agree to venue in the City of New York, County of New York, State of New York, and agree to submit any disagreements hereunder to the appropriate court in said city and state.

4.4 Waivers. The failure of any Party hereto to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement, or to otherwise exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the Party with respect to such future performance shall continue in full force and effect.

4.5 Headings. The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

4.6 Successor and Assigns. This Agreement, and each and every provision hereof, shall be binding upon and inure to the benefit of the Parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, who shall hold such interest subject to all the terms and conditions of this Agreement.

4.7 Survival of Representations. The representations, warranties and agreements of the parties hereto which are contained in this Agreement shall survive the execution hereof, and shall be unaffected by any investigation made by any Party at any time.

4.8 Further Assurances. Each Party hereto further agrees that they shall, either collectively or individually, take such further and additional action as may be reasonable and necessary to carry into full effect the intent of this agreement and to otherwise provide for the fulfillment hereof.

4.9 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or courier, postage prepaid with proof of receipt, to the addresses first set forth above, which addresses are true and correct. Addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender’s copy of the document;

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

American Business Corporation

By:	/s/ Anthony R. Russo
Anthony R. Russo, President

Y2 Ultra-Filter, Inc.

By:	/s/ Ira Gentry
Ira Gentry, President

Midwest Merger Management, LLC

By:	/s/ Michele Brown
Michele Brown, Manager

The Huff Grandchildren Trust

By:	/s/ W. Anthony Huff
W. Anthony Huff, Trustee

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